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                                                                    Exhibit 4(b)

                                  May 26, 1998

Mr. David S. Tiseth
1400 North Lake Shore Drive
Suite 17F
Chicago, IL  60610

Re:      Grant of Nonqualified Stock Option

Dear David:

         This letter sets forth the terms of your nonqualified stock option (the "Option") to purchase shares of common stock of HBO & Company (the "Company"). The Option was originally granted by Enterprise Systems, Inc. ("Enterprise Systems") on June 26, 1997, and was assumed by the Company as a result of the Company's acquisition of Enterprise Systems.

         1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Board" shall mean the Board of Directors of the Company.

         "Cause" shall mean (i) your theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, your perpetration or attempted perpetration of fraud, or your participation in a fraud or attempted fraud, on the Company or your unauthorized appropriation of, or your attempt to misappropriate, any tangible or intangible assets or property of the Company,
(ii) any act or acts of disloyalty, dishonesty, misconduct, moral turpitude, or any other act or acts by you injurious to the interest, property, operations, business or reputation of the Company, (iii) your conviction of a crime the commission of which results in injury to the Company, or (iv) any material violation of any restriction on the disclosure or use of confidential information of the Company or on competition with the Company or any of its businesses then conducted or planned to be conducted, in each case as determined in the reasonable judgment of the Board.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

         "Common Stock" shall mean the Company's Common Stock, $.05 par value, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

         "Company" shall mean HBO & Company, a Delaware corporation, and any subsidiary corporation of HBO & Company as such term is defined in Section 425(f) of the Code.

         "Disability" shall mean your inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board.

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         "Fair Market Value" of the Common Stock shall be determined by the
Board.

         "Option Shares" shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock, or other equity securities, issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock. Option Shares will continue to be Option Shares in the hands of any holder other than you (except for the Company or, to the extent that you are permitted to transfer Option Shares pursuant to paragraph 14 or 16 hereof, purchasers pursuant to a public offering under the Securities Act), and each such transferee thereof will succeed to the rights and obligations of a holder of Option Shares hereunder.

         "Retirement" shall mean the voluntary termination of employment after the age of 60 with no present intention of undertaking full-time employment at a later date.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and any successor statute.

         2.       Option.

                  (a) Terms. Your Option is to purchase up to 9,432 shares of Common Stock (the "Option Shares") at an option price per share of $34.53 (the "Exercise Price"), payable upon exercise as set forth in paragraph 2(b) below. Your Option will expire at the close of business on June 26, 2007 (the "Expiration Date"), subject to earlier expiration in connection with the termination of your employment or your death as provided in paragraph 4(b) below. Your Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

                  (b) Payment of Option Price. Subject to paragraph 3 below, your Option may be exercised in whole or in part upon payment of an amount (the "Option Price") equal to the product of (i) the Exercise Price multiplied by
(ii) the number of Option Shares to be acquired. Payment shall be made in cash (including check, bank draft or money order).

         3. Exercisability/Vesting.

                  (a) Normal Vesting. In accordance with the original terms of your Option, your Option became fully vested and exercisable upon the acquisition of Enterprise Systems by the Company.

         4.       Expiration of Option.

                  (a) Normal Expiration. In no event shall any part of your Option be exercisable after the Expiration Date set forth in paragraph 2(a) above.

                  (b) Early Expiration Upon Termination of Employment. Any portion of your Option that was not vested and exercisable on the date your employment with the Company terminated (for any reason whatsoever) will expire and be forfeited on such date, and any portion of your Option that was vested and exercisable on the date your employment with the Company terminated (for any reason whatsoever) will also expire and be forfeited; provided, however, that:
(i) if you die or become subject to any Disability, the portion of your Option that is vested and exercisable will expire 90 days form the date of your death or Disability, but in no event after the Expiration Date, (ii) if you Retire, the portion of your Option that is vested and exercisable will expire 90 days from the date of your Retirement, but in no event after the Expiration Date, and
(iii) if you are discharged for any reason other than for Cause, the portion of your Option that is vested and exercisable will expire 30 days form the date of your discharge, but in no event after the Expiration Date.

         5. Procedure for Exercise. You may exercise all or any portion of your Option, to the extent it has vested and is outstanding, at any time and from time to time prior to its expiration, by delivering (i) written notice to the Company (to the attention of the Company's Secretary), (ii) your written acknowledgment that you have read and have been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to you regarding the Company, together with (iii) payment of the Option Price in accordance with the provisions of paragraph 2(b) above. As a condition to any exercise of your Option, you will permit the Company to

                                 Page 17 of 25 Pages
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deliver to your all financial and other information regarding the Company it believes necessary to enable you to make an informed investment decision, and you will make all customary investment representations which the Company requires. All of the foregoing representations, warranties, covenants and agreements shall be made in a form satisfactory to the Company and its counsel.

         6. Rights of Optionee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your employment at any time (with or without Cause), nor confer upon you any right to continue in the employ of the Company for any period of time or to continue your present (or any other) rate of compensation, and in the event of your termination of employment (including, but not limited to, your termination of employment by the Company without Cause) any portion of your Option that was not previously vested and exercisable will be forfeited.

         7. Withholding of Taxes. The Company shall be entitled, if necessary or desirable, to withhold from you from any amounts due and payable by the Company to you (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Option Shares issuable under this Option, and the Company may defer such issuance unless indemnified by you to its satisfaction.

         8. Adjustments. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board shall, in order to prevent the dilution or enlargement of rights under your Option, make such adjustments in the number and type of shares covered by your Option and the Exercise Price specified herein as may be determined to be appropriate and equitable.

         9. Right to Purchase Option Shares Upon Your Termination of Employment.

                  (a) Repurchase of Option Shares. If your employment with the Company shall terminate for any reason whatsoever, including your death, Disability, resignation or termination (the date on which such termination occurs being referred to as the "Termination Date"), then the Company shall have the option to repurchase all or any part of the Option Shares issued or issuable upon exercise of your Option, whether held by you or by one or more of your transferees, at the price determined in accordance with the provisions of paragraph 11 hereof (the "Repurchase Option").

                  (b) Repurchase by Company. The Company may elect to purchase all or any portion of the Option Shares by delivery of written notice (the "Repurchase Notice") to you or any other holder(s) of the Option Shares within 90 days after the Termination Date. The Repurchase Notice shall set forth the number of Option Shares to be acquired from you and such other holder(s), the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of Option Shares to be repurchased by the Company shall first be satisfied to the extent possible from the Option Shares held by you at the time of delivery of the Repurchase Notice. If the number of Option Shares then held by you is less than the total number of Option Shares the Company has elected to purchase, then the Company shall purchase the remaining shares elected to be purchased from the other holder(s) thereof, pro rata according to the number of shares held by each such holder at the time of delivery of such Repurchase Notice.

                  (c) Repurchase by the Company's Designees. If for any reason the Company does not elect to purchase all of the Option Shares pursuant to the Repurchase Option, then the Company may designate such other persons ("Designees") to exercise the Company's Repurchase Option in the manner set forth in paragraph 10(b) for all or any portion of the number of Option Shares the Company has not elected to purchase (the "Available Shares"). As soon as practicable after the Company has determined that there will be Available Shares, but in any event within 90 days after the Termination Date, the Company shall deliver written notice (the "Option Notice") to the Designees setting forth the number of Available Shares and the price for each Available Share. Each Designee may elect to purchase any number of Available Shares by delivering written notice to the Company within 20 days after receipt of the Option Notice from the Company. If more than one Designee elects to purchase the Available Shares and such elections exceed the number of Available Shares, the number of Available Shares to be purchased by the electing Designees will be allocated among them pro rata based upon their relative percentage ownership of Common Stock at the time of the Option Notice. As soon as practicable, and in any event within five days after the expiration of such 20-day period, the Company shall notify you and any other holder(s) of Option Shares as to the number of Option Shares being purchased from you by the Designees (the "Supplemental Repurchase Notice"). At the time the Company delivers the Supplemental Repurchase Notice to you and such other holder(s) of Option Shares, each Designee shall also receive

                                 Page 18 of 25 Pages
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written notice from the Company setting forth the number of shares it is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

                  (d) Closing of Repurchase of Option Shares. The purchase of Option Shares pursuant to this paragraph 10 will be closed at the Company's executive offices within 20 days after the expiration of the 90-day period referred to in paragraph 10(b). At the closing, the purchaser or purchasers shall pay the purchase price in the manner specified in paragraph 11(b) and you and any other holders of Option Shares being purchased shall deliver the certificate or certificates representing such shares to the purchaser or purchasers or their nominees, accompanied by duly executed stock powers. Any purchaser of Option Shares under the paragraph 10 shall be entitled to receive customary representations and warranties from you and any other selling holder(s) of Option Shares regarding the sale of such shares (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances).

                  (e) No Purchase Obligation. Notwithstanding any other provision of this Agreement, you acknowledge that the Company has no obligation to repurchase your Option Shares in any circumstances whatsoever. The Repurchase Option is an option in favor of the Company, and not an obligation, and shall not impose any obligation on behalf of the Company, and that the Company has not made, and no person is authorized on behalf of the Company to make, and any representations contrary to this Section 10(e).

         10.      Purchase Price for Option Shares.

                  (a) Purchase Price. The purchase price per share to be paid for the Option Shares purchased by the Company pursuant to paragraph 10 shall be equal to the Fair Market Value of such Option Shares as of the Termination Date.

                  (b) Manner of Payment. If the Company elects to purchase all or any part of the Option Shares, including Option Shares held by one or more transferees, the Company may pay for the Shares (i) first, up to 50% of the aggregate purchase price for the Option Shares, by delivery of a cashier's or certified check or wire transfer of funds, to the extent such payment would not cause the Company to violate the Business Corporation Act of the State of Illinois and would not cause the Company to breach any agreement to which it is a party relating to the indebtedness for borrowed money or other material agreement, and (ii) thereafter, the balance of the purchase price by delivery of a subordinated promissory note of the Company, bearing interest per annum at the prime rate in effect at LaSalle National Bank, N.A. on the date of issuance of such promissory note plus 2% (which shall be payable annually in cash unless otherwise prohibited), shall have all principal payment due on the second anniversary of the date of issuance and shall be subordinated on terms and conditions satisfactory to the holders of the Company's outstanding indebtedness for borrowed money. If any Designees elect to purchase all or any portion of the Available Shares, such Designee(s) shall pay the purchase price for that portion of such Option Shares by certified or cashier's check or wire transfer of funds.

         11. Securities Laws Restrictions on Transfer of Option Shares. You represent that when you exercise your Option you will be purchasing Option Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Option Shares unless your offer, sale or other disposition thereof is registered under the Securities Act and state securities laws, or in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. You agree that you will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or
(ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that the certificates for any Option Shares you purchase will bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

         12. Non-Transferability of Option. Your Option is personal to you and is not transferable by you other than to your estate by will or the laws of descent and distribution. During your lifetime only you (or your guardian or legal representative) may exercise your Option. In the event of your death, your Option may be exercised only (i) by the executor or administrator of your estate and (ii) to the extent that you were entitled hereunder at the date of your death.

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         13.      Additional Restrictions on Transfer.

                  (a) Restrictive Legend. The certificates representing the Option Shares will bear the following legend:

                           "The securities represented by this certificate under any state securities laws and may not be sold or transferred in the absence of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws or an exemption from registration thereunder. The securities represented by this certificate are also subject to additional restrictions on transfer, certain repurchase options and certain other agreements set forth in and option agreement between the Company and David S. Tiseth, a copy of which may be obtained by the holder hereof at the Company's principal place of business without charge."

                  (b) Opinion of Counsel. The Company may condition any sale, transfer or disposition by you of any Option Shares (except pursuant to an effective registration statement under the Securities Act upon your delivery to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

                  (c) Holdback. You agree not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180 days after the effectiveness of any underwritten registration of securities of the Company under the Securities Act, except as part of such underwritten registration if otherwise permitted.

                  (d) Transfers in Violation of Agreement. Any transfer or attempted transfer of the Option or Option Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of the Option or such Option Shares as the owner of the Option or such Option Shares for any purpose.

         14. Remedies. The parties hereto will be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

         15. Amendment. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of you and the Company.

         16. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

         17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

                                 Page 20 of 25 Pages

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         19. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         20. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of Georgia.

         21. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you and to the Company at the addresses indicated below:

                  (a)      If to the Optionee:

                           Mr. David S. Tiseth
                           1400 North Lake Shore Drive
                           Suite 17F
                           Chicago, IL  60610

                  (b)      If to the Company:

                           HBO & Company
                           301 Perimeter Center North
                           Atlanta, GA  30346
                           Attention:  Secretary

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

         22. Entire Agreement. This Agreement constitutes the entire understanding between you and the Company, and supersedes all other agreements, whether written or oral, with respect to the acquisition by you of Common Stock of the Company.

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Please execute the extra copy of this Agreement in the space below and return it to the Company's Secretary at its executive officers to confirm your understanding and acceptance of the agreements contained in this Agreement.

                                  Very truly yours,

                                  HBO & COMPANY

                                  By: /s/ Jay P. Gilbertson
                                    --------------------------------------

                                  Title: President, Co-COO & CFO
                                       -----------------------------------

The undersigned hereby acknowledges having read this Agreement and hereby agrees to be bound by all provisions set forth herein.

                                  OPTIONEE:

                                  /s/ David S. Tiseth
                                  -----------------------------------------

                                 Page 22 of 25 Pages